UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Arcimoto, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2034 West 2nd Avenue
Eugene, Oregon 97402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [October 5], 2023

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of Arcimoto, Inc., an Oregon corporation (the “Company” or “Arcimoto”), will be held at 311 Chambers Street, Eugene, Oregon 97402 on [October 5], 2023, at 9:00 a.m. (Pacific time), for the following purposes (which are more fully described in the Proxy Statement, which is attached and made a part of this Notice):

1.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of common stock issuable by the Company upon conversion of the Series D Preferred Stock (as defined below) and the Warrants (as defined below) (the “Preferred Stock and Warrant Share Issuance Proposal”);

2.	To adopt and approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve one or more proposals at the Special Meeting (the “Adjournment Proposal”); and

3.	To transact such other business as may properly come before the Special Meeting.

The Board of Directors unanimously recommends that shareholders vote “FOR” the Preferred Stock and Warrant Share Issuance Proposal and the Adjournment Proposal. The Board of Director’s reasons for seeking approval of each of the proposals are set forth in the attached Proxy Statement. The Company does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on [September 6, 2023] are entitled to notice of, and to attend and to vote at, the Special Meeting and any postponement or adjournment thereof.

You are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend, our Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of
Arcimoto, Inc.

Sincerely,

Mark D. Frohnmayer Chairman of the Board

Eugene, Oregon

[●], 2023

TABLE OF CONTENTS

PROXY STATEMENT	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

PROPOSAL 1: PROPOSAL TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(d), THE FULL ISSUANCE OF SHARES OF COMMON STOCK ISSUABLE BY THE COMPANY PURSUANT TO THE CONVERSION OF PREFERRED STOCK AND THE WARRANTS	7

PROPOSAL 2: ADJOURNMENT PROPOSAL	13

HOUSEHOLDING	14

SHAREHOLDER PROPOSALS	14

i

ARCIMOTO, INC.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [October 5], 2023

The following information is furnished to each stockholder in connection with the foregoing Notice of Special Meeting of Shareholders of Arcimoto, Inc., an Oregon corporation, to be held at 311 Chambers Street, Eugene, Oregon 97402 on [October 5], 2023, at 9:00 a.m. (Pacific time). The enclosed proxy is for use at the special meeting of shareholders (the “Special Meeting”) and any postponement or adjournment thereof. Unless the context requires otherwise, references to “Arcimoto,” “the Company,” “we,” “our,” and “us” in this Proxy Statement refer to Arcimoto, Inc.

In accordance with the Second Amended and Restated Bylaws of the Company (the “Bylaws”), the Special Meeting has been called for the following purposes:

1.	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance of shares of common stock issuable by the Company upon conversion of the Series D Preferred Stock (as defined below) and the Warrants (as defined below) (the “Preferred Stock and Warrant Share Issuance Proposal”);

2.	To adopt and approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve one or more proposals at the Special Meeting (the “Adjournment Proposal”); and

3.	To transact such other business as may properly come before the Special Meeting.

Shareholders of record at the close of business on [September 6, 2023] are entitled to notice of, and to attend and to vote at, the Special Meeting and any postponement or adjournment thereof. We intend to mail this Proxy Statement, together with a proxy card, on or about [●], 2023 to all shareholders entitled to vote at the Special Meeting.

Questions and Answers about the Special Meeting and Voting

Q:	Who may attend the Special Meeting?

A:	Attendance at the Special Meeting will be limited to those persons who were shareholders, or held Arcimoto stock through a broker, bank or other nominee, at the close of business on [September 6, 2023], the Record Date for the Special Meeting. To attend the Special Meeting, you will need to pre-register as instructed on your Proxy Card or Voter Instruction Card and print out the attendance ticket. You will be required to show the attendance ticket as well as photo identification to enter the Special Meeting.

Q:	Who may vote at the Special Meeting?

A:	Our Board of Directors set [September 6, 2023] as the Record Date for the Special Meeting. If you owned shares of our common stock at the close of business on [September 6, 2023], you may attend and vote at the Special Meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of August 28, 2023, there were 8,805,897 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Q:	How do I vote my shares if I hold my shares through a broker rather than directly?

A:

If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, you are considered, with respect to those shares, a shareholder of record. As a shareholder of record, you have the right to vote in person at the Special Meeting.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in “street” name. In that case, the proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the proxy materials. As the beneficial owner, you are also invited to attend the Special Meeting, but because the beneficial owner is not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Special Meeting.

As indicated above, if your shares are held in “street” name by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted at the Special Meeting. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

●	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

●	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

●	By completing, dating, signing and returning the Proxy Card.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities by use of a control number to allow shareholders to vote their shares and to confirm that shareholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on [October 4], 2023. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our board of directors, as permitted by law.

Q:	What is the quorum requirement for the Special Meeting?

A:	One third (1/3) of our outstanding shares of capital stock entitled to vote, as of the record date, must be present at the Special Meeting in person or by proxy in order for us legally to hold the Special Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Special Meeting if you:

●	Are present and entitled to vote in person at the Special Meeting; or

●	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy at the Special Meeting but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of establishing a quorum. Broker non-votes are not counted for determining whether a quorum exists. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares, but the broker submits that person’s proxy nonetheless. The proposals listed in this Proxy Statement state the votes needed to approve the proposed actions.

Q:	What proposals will be voted on at the Special Meeting?

A:	The following proposals will be voted on at the Special Meeting:

●	The approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the full issuance of shares of common stock issuable by the Company pursuant to the Series D Preferred Stock and the Warrants (the “Preferred Stock and Warrant Share Issuance Proposal”); and

●	To adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve one or more proposals at the Special Meeting (the “Adjournment Proposal”).

Q:	What are the recommendations of the Board of Directors?

A:	The Board of Directors unanimously recommends that you vote:

●	“FOR” the Preferred Stock and Warrant Share Issuance Proposal; and

●	“FOR” the Adjournment Proposal.

Q:	What does it mean to vote by proxy?

A:	When you vote “by proxy,” you grant another person the power to vote stock that you own. If you vote by proxy in accordance with this Proxy Statement, you will have designated the following individuals as your proxy holders for the Special Meeting: Chris Cook and John W. Dorbin, Jr.

Any proxy given pursuant to this solicitation and received in time for the Special Meeting will be voted in accordance with your specific instructions. If you provide a proxy, but you do not provide specific instructions on how to vote on each proposal, the proxy holder will vote your shares “FOR” the Preferred Stock and Warrant Issuance Proposal and the Adjournment Proposal. With respect to any other proposal that properly comes before the Special Meeting, the proxy holders will vote in their own discretion according to their best judgment, to the extent permitted by applicable laws and regulations.

Q:	What are the voting rights of shareholders?

A:	Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on. No dissenters’ rights are provided under the Oregon Business Corporation Act, our articles of incorporation or our Bylaws with respect to any of the proposals described in this Proxy Statement.

Q:	How many votes are required to approve each proposal?

A:	Preferred Stock and Warrant Issuance Proposal. The approval of the Preferred Stock and Warrant Issuance Proposal requires that a quorum exist and that the number of votes cast in favor of approval of the Preferred Stock and Warrant Issuance Proposal exceeds the number of votes cast against approval of the Preferred Stock and Warrant Issuance Proposal. Abstentions are not considered votes cast and will therefore have no effect on the Preferred Stock and Warrant Issuance Proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters (such as the Preferred Stock and Warrant Issuance Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Preferred Stock and Warrant Issuance Proposal.

As further described under the heading “Proposal 1” in this Proxy Statement, as a condition to the first closing under the Purchase Agreement (as defined herein), certain existing shareholders representing approximately 4.2% of the Company’s outstanding common stock have executed Voting Agreements with the Company, pursuant to which such shareholders have agreed to vote all of their shares of the Company’s common stock in favor of the Preferred Stock and Warrant Shareholder Proposal.

Adjournment Proposal. For the Adjournment Proposal to be approved, the number of votes cast in favor of approval of the Adjournment Proposal must represent a majority of all those outstanding shares that (a) are present or represented by proxy at the Special Meeting, and (b) are cast either affirmatively or negatively on the proposal. Abstentions and broker non-votes (if any) will not be counted FOR or AGAINST the proposal and will have no effect on the proposal.

Q:	Can I access these proxy materials on the Internet? How long will they be available?

A:	Yes. The Notice of Special Meeting and Proxy Statement are available for viewing, printing, and downloading at www.proxyvote.com. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting.

Q:	How can I revoke or change my vote after submitting it?

A:	If you are a shareholder of record, you can revoke your proxy before your shares are voted at the Special Meeting by:

●	Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at P.O. Box 25658, Eugene, Oregon 97402 at or before the taking of the vote at the Special Meeting;

●	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at P.O. Box 25658, Eugene, Oregon 97402 at or before the taking of the vote at the Special Meeting;

●	Attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy); or

●	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on [October 4], 2023 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Special Meeting if you obtain a legal proxy from them and register to attend the Special Meeting as described in the answers to previous questions.

Q:	Where can I find the voting results of the Special Meeting?

A:	We plan to announce the preliminary voting results at the Special Meeting. We will publish the results in a Current Report on Form 8-K filed with the SEC within four business days after the Special Meeting.

Q:	Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

A:	Proxies are being solicited by the Board of Directors for use at the Special Meeting. The Company’s officers and other employees, without additional remuneration, also may assist in the solicitation of proxies in the ordinary course of their employment. The Company also has engaged Georgeson as the Company’s proxy solicitor to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Georgeson a fee of approximately $50,000, as well as reasonable and customary documented expenses. The Company has also agreed to indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

In addition to the use of the mail and the Internet, solicitations may be made personally or by email or telephone, as well as by public announcement. The Company will bear the cost of this proxy solicitation. The Company may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate and may reimburse them for reasonable expenses related thereto.

Q:	Who can help answer my questions?

A:	If you have questions about how to vote or direct a vote in respect of your shares or about the proposals, or if you need additional copies of the Proxy Statement or Proxy Card, you may contact Georgeson at:

Georgeson
1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free:
877-507-1756

You may also contact the Company at:

Arcimoto, Inc.
P.O. Box 25658
Eugene, Oregon 97402
Attention: Corporate Secretary

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 28, 2023, unless otherwise noted below, for the following:

●	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

●	each of our named executive officers;

●	each director; and

●	all current directors and executive officers as a group.

Applicable percentage ownership is based on 8,805,897 shares of our common stock outstanding as of August 28, 2023, unless otherwise noted below, together with applicable options and warrants for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after August 28, 2023, and warrants currently vested, or vesting within 60 days after August 28, 2023, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed shareholder is c/o Arcimoto, Inc., P.O. Box 25658, Eugene, Oregon 97402.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned(1)
Mark D. Frohnmayer(2)	400,476	4.5%
Jesse G. Eisler	23,845	*
Joshua S. Scherer	22,865	*
Christopher W. Dawson	13,939	*
Dan M. Creed	13,939	*
Douglas M. Campoli	—	—
Christina Cook	—	—
John Dorbin, Jr.(3)	1,783	*
Jesse A. Fittipaldi(4)	9,551	*
All directors and executive officers as a group (9 individuals)	486,398	5.5%
5% or Greater Shareholders:
None

*	Less than 1.0%.

(1)	Based on an aggregate of 8,805,897 shares of the Company’s common stock outstanding as of August 28, 2023.

(2)	Includes 22,866 shares of deferred compensation for Mr. Frohnmayer and 17,000 shares pursuant to the exercise of stock options.

(3)	Includes 134 shares that Mr. Dorbin has the right to acquire from the Company within 60 days of August 28, 2023, pursuant to the exercise of stock options.

(4)	Includes 104 shares that Mr. Fittipaldi has the right to acquire from the Company within 60 days of August 28, 2023, pursuant to the exercise of stock options.

PROPOSAL 1

TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE FULL ISSUANCE OF SHARES OF COMMON STOCK ISSUABLE BY THE COMPANY PURSUANT TO THE CONVERSION OF PREFERRED STOCK AND THE WARRANTS

Shareholders of the Company’s Common Stock are being asked to approve this Conversion of Preferred Stock Proposal to approve the conversion of the Company’s Series D Convertible Preferred Stock and the exercise of the Warrants as contemplated in the Securities Purchase Agreement.

Background and Overview

Securities Purchase Agreement

On August 15, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the investors named therein (the “Purchasers”), pursuant to which the Company sold, in a private placement, an aggregate of (i) up to 8,466 shares (the “Series D Preferred Shares”) of the Company’s 8% Series D Convertible Preferred Stock, stated value $1,000 per share (the “Series D Preferred Stock”), initially convertible into an aggregate of 1,760,298 shares of the Company’s common stock, no par value (the “Common Stock”) at a conversion price of $1.20 (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), and (ii) warrants (the “Warrants”), to purchase up to an aggregate of 14,110,834 shares of Common Stock (the “Warrant Shares,” and together with the Series D Preferred Stock, Warrants, and Conversion Shares, the “Securities”). For purposes of conversion into common stock, the Series D Preferred Stock has a stated value of $8,466,000, which represents an original issue discount of 20%. The offering of the Series D Preferred Stock and the Warrants by the Company pursuant to the Purchase Agreement is hereinafter referred to as the “Offering,” and the related transactions, the “Transaction.”

The Offering is to occur in two tranches. The first closing of the Transaction for $4,300,001 occurred on August 15, 2023 (the “First Closing”). The second closing of the Transaction for $2,149,999 will occur after the date that the Company has received Shareholder Approval (defined below) of the Transaction and the Common Stock underlying the Securities has been registered with the U.S. Securities and Exchange Commission (the “SEC”) for resale, subject to the satisfaction of customary closing conditions (the “Second Closing”).

The Company has agreed to call a special meeting of its shareholders to approve the Transaction, including, without limitation, the issuance of all of the Conversion Shares and Warrant Shares in excess of 19.99% of the issued and outstanding Common Stock (the “Limitation”) on the Closing Date (the “Shareholder Approval”). The Company has also agreed to register the Conversion Shares underlying both the Series D 8% Convertible Preferred and the Warrants subsequent to the First Closing.

Why We are Seeking Shareholder Approval of the Conversion of Preferred Stock and Warrants Proposal

Pursuant to Nasdaq Rule 5635(d), shareholder approval is required prior to the issuance of securities in a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the lower of: (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the transaction.

In light of this rule, the Purchase Agreement provides that, unless the Company obtains the approval of its shareholders as required by Nasdaq, the Company is prohibited from issuing any shares of common stock pursuant to the terms of the Series D Preferred Stock if the issuance of such shares of common stock would exceed 19.99% of the Company’s outstanding shares of common stock as of August 15, 2023, or if such issuance would otherwise exceed the aggregate number of shares of common stock which the Company may issue without breaching its obligations under the rules and regulations of Nasdaq. Furthermore, until the Company has obtained Shareholder approval, the Company may not issue upon exercise of Warrants a number of Warrant Shares, which, when aggregated with any Conversion Shares issued (i) pursuant to the conversion of any Series D Preferred Stock issued pursuant to the Purchase Agreement, (ii) upon prior exercise any other Warrant issued pursuant to the Purchase Agreement and (iii) pursuant to any warrants issued to any registered broker-dealer as a fee in connection with the issuance of securities pursuant to the Purchase Agreement, would exceed 1,760,298, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement (such number of shares, the “Issuable Maximum”).

If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Series D Preferred Stock is no longer outstanding.

As a condition to the First Closing under the Purchase Agreement, each officer and director of the Company (collectively, the “Insider Shareholders”) executed Voting Agreements with the Company, pursuant to which the Insider Shareholders agreed to vote any voting shares of the Company over which they have voting control, in favor of all matters submitted relating to Shareholder Approval, including the Preferred Stock and Warrant Issuance Proposal.

The Second Closing will occur after the Company has obtained Shareholder Approval of the Preferred Stock and Warrant Issuance Proposal and the Company has declared effective with the SEC, a registration statement registering the Common Stock underlying the Securities.

Series D Preferred Stock

On August 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Oregon designating 8,466 shares out of the authorized but unissued shares of its preferred stock as Series D Preferred Stock with a stated value (the “Stated Value”) of $1,000 per share (the “Certificate of Designation”).

Dividends

The holders of Series D Preferred Stock will be entitled to cumulative dividends at the rate per share (as a percentage of the Stated Value) of 8% per annum, accrued daily and compounded monthly, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the date of the first issuance of any shares of the Series D Preferred Stock (the “Original Issue Date”) and on each date in which a holder of Series D Preferred Stock delivers his Notice of Conversion (as defined in the Certificate of Designation) (with respect only to Series D Preferred Stock being converted) (each such date, a “Dividend Payment Date”) in cash.

Voting Rights

The shares of Series D Preferred Stock have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (defined below) senior to, or otherwise pari passu with, the Series D Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series D Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series D Preferred Stock are entitled to receive out of the assets available for distribution to shareholders of the Company an amount equal to 100% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock.

Conversion at the Option of the Holder

Each share of Series D Preferred Stock is convertible at any time and from time to time from and after the Original Issue Date at the option of the holder, into that number of shares of Common Stock (subject to certain beneficial ownership limitations), determined by dividing 125% of the Conversion Amount (as defined in the Certificate of Designation), by $1.20 (the “Conversion Price”).

In the event that the Company receives a Conversion Notice (as defined in the Certificate of Designation) before Shareholder Approval from more than one holder of Series D Preferred Stock for the same Conversion Date and the Company can convert some, but not all, of such portions of the Series D Preferred Stock submitted for conversion without exceeding the Nasdaq imposed limit of 19.99% of the issued and outstanding Common Stock on the Closing Date (the “Maximum Pre-Approval Amount”), the Corporation shall convert from each holder of Series D Preferred Stock electing to have Series D Preferred Stock converted on such date a pro rata amount of the Maximum Pre-Approval Amount.

Beneficial Ownership Limitation

The Series D Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 9.99% of the Common Stock of the Company outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of Series D Preferred Stock held by the applicable holder. However, any holder may increase or decrease such percentage, but not to a percentage in excess of 9.99%, upon notice to the Company, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to the Company and such increase or decrease will apply only to the holder providing such notice.

Issuance Limitations

If the Company has not obtained the requisite Shareholder Approval, then the Company may not issue, upon conversion of the Series D Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with any conversion of Series D Preferred Stock issued pursuant to the Purchase Agreement, (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement and (iii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreement, would exceed the Issuable Maximum. Each holder of Series D Preferred Stock shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such holder’s Series D Preferred Stock by (y) the aggregate Stated Value of all Series D Preferred Stock issued on the Original Issue Date to all holders. In addition, each holder may allocate its pro-rata portion of the Issuable Maximum among Series D Preferred Stock and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a holder no longer holds any Series D Preferred Stock or Warrants and the amount of shares issued to such holder pursuant to such holder’s Series D Preferred Stock and Warrants was less than such holder’s pro-rata share of the Issuable Maximum.

Preemptive Rights

From the date hereof until the 12 month anniversary of the Two-Year Redemption Date (as defined in the Certificate of Designations), upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), subject to any similar rights of others which may then be in effect, each Purchaser shall have the right to participate in up to an amount of the Subsequent Financing equal to 40% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. In addition, for such period, if the Company undertakes any preferred financing, debt financing or financing accounted for as debt under GAAP, the Purchasers shall have a right of first refusal to purchase all of such proposed debt.

Redemption

If after the later of the date the Company obtains Shareholder Approval (the “Shareholder Approval Date”) and the Effective Date (i) the closing price for each of any 20 consecutive trading day period, which 20 consecutive trading day period shall have commenced only after the later of the Shareholder Approval Date and the date that the Registration Statement is filed pursuant to the Registration Rights Agreement (the “Effective Date”) (the later of the Shareholder Approval Date or the Effective Date, the “Threshold Period”), exceeds 300% of the then effective Conversion Price and (ii) the volume for each trading day during any Threshold Period exceeds $2,000,000 per trading day, the Company may, within 1 trading day after the end of any such Threshold Period, deliver a written notice to all holders (a “Forced Conversion Notice” and the date such notice is delivered to all holders, the “Forced Conversion Notice Date”) to cause each holder to convert all or part of such holder’s Series D Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series D Preferred Stock pursuant to Section 6 the Certificate of Designation, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur no later than the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined in the Certificate of Designation) following the Forced Conversion Notice Date (such date, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions (as defined in the Certificate of Designation) have been met on each trading day during the applicable Threshold Period through and including the later of the Forced Conversion Date and the trading day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the holders pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the holders based on each holder’s initial purchases of Series D Preferred Stock hereunder, provided that any voluntary conversions by a holder shall be applied against such holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series D Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6 of the Certificate of Designation, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions. Following the initial Forced Conversion Date, each holder agrees (i) that the right to future dividends after such date will terminate and (ii) it will continue to convert its Series D Preferred Stock after each sale of Conversion Shares in the amount required to reach its beneficial ownership limitation.

On each Monthly Redemption Date (as defined in the Certificate of Designation), the Company shall redeem 1/18th of the original Stated Value, plus accrued but unpaid dividends, late fees, if any, liquidated damages, if any, and any other amounts then owing to the holder in respect of the Series D Preferred Stock (the “Monthly Redemption”). The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash. The holder may convert, any Stated Value of the Preferred Stock subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount, plus accrued but unpaid dividends, liquidated damages and any other amounts then owing to the holder are due and paid in full The Company covenants and agrees that it will honor all Notices of Conversion tendered up until such amounts are paid in full.

On the second anniversary of the Original Issue Date, the Company shall redeem all of the then outstanding Series D Preferred Stock, for an amount in cash equal to the Two-Year Redemption Amount (as defined in the Certificate of Designation”). The Company covenants and agrees that it will honor all Notices of Conversion tendered up until the Two-Year Redemption Amount is paid in full.

In the event of a Subsequent Financing (as defined in the Purchase Agreement) that exceeds $6,250,000 (the “Threshold”), other than solely with respect to the gross proceeds from the offering pursuant to Purchase Agreement pursuant to which the Series D Preferred Stock and Warrants have been issued (including the gross proceeds from any exercises of Common Warrants), each holder shall have the right, in its sole discretion, to require that the Corporation redeem (unless waived in writing by such applicable holder) (each an “Subsequent Financing Optional Redemption”) all, or any number, of the Series D Preferred Stock of such holder (the “Subsequent Financing Optional Redemption Available Shares”) with an aggregate Conversion Amount not in excess of such Holder’s pro rata amount (based on its percentage ownership of the then-outstanding Series D Preferred Stock) of 50% of the gross proceeds of such Eligible Financing Placement which exceed the Threshold (the “Subsequent Financing Optional Redemption Amount”) by delivering written notice thereof (each, an “Subsequent Financing Optional Redemption Notice”) to the Corporation. Notwithstanding the foregoing, if a Holder is participating in an Subsequent Financing, upon the written request of such holder, the Corporation shall exchange all, or any number, of the Subsequent Financing Optional Redemption Available Shares, as set forth in such written request, into the securities to be purchased by such Holder in such Subsequent Financing at an exchange rate valuing such applicable Subsequent Financing Optional Redemption Available Shares at the Subsequent Financing Optional Redemption Price (as defined below) that would otherwise be payable to such Holder in such Subsequent Financing Optional Redemption for such Subsequent Financing Optional Redemption Available Shares, on a dollar-for-dollar basis, against the purchase price of the securities to be purchased by such Holder in such Subsequent Financing.

Negative Covenants

As long as any Series D Preferred Stock is outstanding, unless the holders of more than 75% in stated value of the then outstanding shares of Series D Preferred Stock shall have otherwise given prior written consent the Company and the subsidiaries cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of the Series D Preferred Stock, (d) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock equivalents or junior securities, (e) pay cash dividends or distributions on junior securities of the Company, (f) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, or (g) enter into any agreement with respect to any of the foregoing.

Warrants

The Warrants are exercisable at an exercise price of $1.50 per share and will be exercisable upon the earlier of (i) six months from the First Closing Date or (ii) the date that the Company has received Shareholder Approval of the Transaction and the Common Stock underlying such Warrants has been registered with the SEC for resale (the “Initial Exercise Date”), subject to certain ownership limitations and will expire on the fifth anniversary of the Initial Exercise Date. The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants, the warrants may be exercised on a cashless basis.

The Purchasers may not have the right to any shares of Common Stock otherwise issuable pursuant to the terms of the Warrant if, after giving effect to the exercise of a Warrant, the Purchaser together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of the Company’s Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant (the “Beneficial Ownership Limitation”). The Purchaser may from time to time may increase or decrease the Beneficial Ownership Limitation provisions in the Warrant, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after delivery of a notice to the Company.

Additional Information

This summary is intended to provide you with basic information concerning the Purchase Agreement, the Series D Preferred Stock, the Warrants, and the Voting Agreements. The full text of each agreement was included as exhibits to our Current Report on Form 8-K filed with the SEC on August 16, 2023.

Effect on Current Shareholders if the Preferred Stock and Warrant Issuance Proposal is Approved

Each additional share of Common Stock that would be issuable to the Purchasers would have the same rights and privileges as each share of our currently outstanding Common Stock. The issuance of shares of Common Stock to Purchaser pursuant to the terms of the Series D Preferred Stock and the Warrants will not affect the rights of the holders of our outstanding Common Stock, but such issuances will have a dilutive effect on the existing shareholders, including the voting power and economic rights of the existing shareholders, and may result in a decline in our stock price or greater price volatility. Further, any sales in the public market of our shares of Common Stock issuable to the Purchasers could adversely affect prevailing market prices of our shares of Common Stock.

If approved, the outstanding Series D Preferred Stock are convertible into an aggregate of 8,818,750 shares of the Company’s Common Stock and the outstanding Warrants are exercisable for an aggregate of 14,110,834 shares of Common Stock

Effect on Current Shareholders if the Preferred Stock and Warrant Issuance Proposal is Not Approved

The Company is not seeking the approval of its shareholders to authorize its entry into the Purchase Agreement, the Warrants and any related documents, as the Company has already done so and such documents already are binding obligations of the Company. The failure of the Company’s shareholders to approve the Preferred Stock and Warrant Issuance Proposal will not negate the existing terms of the documents, which will remain binding obligations of the Company.

If the shareholders do not approve this proposal, the Company will be unable to issue 20.0% or more of the Company’s outstanding shares of Common Stock as of August 15, 2023 to the Purchasers pursuant to the terms of the Purchase Agreement and/or the Warrants. Further, the Company is required to obtain Shareholder Approval of the Preferred Stock and Warrant Issuance Proposal prior to the Second Closing. Accordingly, if approval of the Preferred Stock and Warrant Issuance Proposal is not obtained, the Company will be unable to issue the second tranche of Series D Preferred Shares and Warrants, and therefore cannot receive the Second Closing subscription amount of $2,149,999 from the Purchasers and will need to seek alternative sources of financing, which financing may not be available on advantageous terms, or at all, and which may result in the incurrence of additional transaction expenses.

The Company’s ability to successfully implement its business plans and ultimately generate value for its shareholders is dependent upon its ability to raise capital and satisfy its ongoing business needs. If the Company is required to satisfy its obligations under the Purchase Agreement and the Warrants in cash rather than common stock, the Company likely will not have the capital necessary to fully satisfy its ongoing business needs, the effect of which will materially and adversely impact future operating results, and result in a delay in or modification or abandonment of our business plans. Additionally, it will be necessary for the Company to acquire additional financing in order to satisfy its obligations under the Purchase Agreements and the Warrants in cash, which financing may not be available on advantageous terms, or at all, and which in any event will result in the incurrence of additional transaction expenses.

Further, pursuant to the Purchase Agreement, if the Company does not obtain shareholder approval of the Preferred Stock and Warrant Issuance Proposal on or prior to October 5, 2023, the Company will be obligated to continue to seek shareholder approval of the Preferred Stock and Warrant Issuance Proposal every four months until such approval is obtained or until the Series D Preferred Stock is no longer outstanding. As such, failure to obtain shareholder approval of the Preferred Stock and Warrant Issuance Proposal at the Special Meeting will require the Company to incur the costs of holding one or more additional shareholder meetings until it obtains such approval.

Required Vote of Shareholders

The approval of the Preferred Stock and Warrant Issuance Proposal requires that a quorum exist and that the number of votes cast in favor of approval of the Preferred Stock and Warrant Issuance Proposal exceeds the number of votes cast against adoption of the Preferred Stock and Warrant Issuance Proposal. Abstentions are not considered votes cast and will therefore have no effect on the Preferred Stock and Warrant Issuance Proposal. Under applicable Nasdaq Stock Market listing rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters (such as the Preferred Stock and Warrant Issuance Proposal) without specific instructions from the customer. Therefore, broker non-votes are not considered votes cast and will also have no effect on the outcome of the Preferred Stock and Warrant Issuance Proposal.

As a condition to the first closing under the Purchase Agreement, certain existing shareholders representing approximately 4.2% of the Company’s outstanding common stock have executed Voting Agreements with the Company, pursuant to which such shareholders have agreed to vote all of their shares of the Company’s common stock in favor of the Preferred Stock and Warrant Issuance Proposal.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), OF THE FULL ISSUANCE OF SHARES OF COMMON STOCK ISSUABLE BY THE COMPANY PURSUANT TO THE CONVERSION OF PREFERRED STOCK AND THE WARRANTS.

PROPOSAL 2

ADJOURNMENT PROPOSAL

Holders of Company Common Stock are being asked to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of granting discretionary authority to the Board of Directors to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve this proposal, the Board of Directors could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

This Adjournment Proposal will be presented to shareholders at the Special Meeting to seek their approval of an adjournment to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the presented proposals or to constitute a quorum.

If, at the Special Meeting, the number of shares present or represented and voting to approve the presented Proposals is not sufficient to approve such Proposals, or if a quorum is not present, the Board of Directors currently intends to move to adjourn the Special Meeting to enable the Board of Directors to solicit additional proxies for the approval of the presented Proposals.

Required Vote of Shareholders

The approval of the Adjournment Proposal requires that holders of a majority of the shares voted vote “FOR” this Adjournment Proposal. Abstentions and broker non-votes (if any) will essentially be no votes.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary either by calling (541) 683-6293 or by mailing a request to Attn: Corporate Secretary, P.O. Box 25658, Eugene, Oregon 97402. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

SHAREHOLDER PROPOSALS

Shareholders may present proposals for action at meetings of shareholder only if they comply with the proxy rules established by the SEC, applicable Oregon law and our Bylaws.

Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2024 Annual Meeting of Shareholders, it must be delivered to our principal executive office at P.O. Box 25658, Eugene, Oregon 97402 by January 2, 2024; provided, however, that if the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or after June 16, 2024, notice by the shareholder must be delivered a reasonable time before the Company begins to print and send its proxy materials.

Management’s proxy holders for the next annual meeting of shareholders will have discretion to vote proxies given to them on any shareholder proposal of which our Company does not have notice prior to March 17, 2024.

Additionally, to comply with the SEC’s universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 17, 2024.

By Order of the Board of Directors of

Arcimoto, Inc.

Sincerely,

Mark D. Frohnmayer
Chairman of the Board

Eugene, Oregon

[October [●], 2023]